UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant   ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

GT BIOPHARMA, INC.
(Name of Registrant as Specified in its Charter)

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	(1)	Title of each class of securities to which transaction applies:
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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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GT BIOPHARMA, INC.
9350 Wilshire Blvd, Suite 203
Beverly Hills, CA 90212

NOTICE OF ACTION TO BE TAKEN WITHOUT A MEETING

To our Stockholders:

The purpose of this Information Statement is to notify our stockholders that (a) on December 30, 2020, the Board of Directors (the “Board”) of GT Biopharma, Inc., a Delaware corporation (the “Company” “we,” “us” or “our”), and (b) on December     , 2020, the holders of at least a majority of our common stock, par value $0.001 per share (the “common stock”) and Preferred Stock (as defined herein), voting together as a single class in accordance with their respective voting rights (the “Majority Stockholders”), each adopted resolutions by written consent, which approve an amendment to our restated certificate of incorporation (as amended, the “Certificate of Incorporation”) to effect a reverse stock split (the “Reverse Split”) of our common stock at a ratio to be determined by the Board prior to the effective time of the Amendment (as defined herein) of not less than 1-for-5 and not more than 1-for-30 (the “Action”). The Reverse Split will be effected by filing a Certificate of Amendment to the Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware.

The enclosed Information Statement is being furnished to holders of shares of our common stock, shares of our Series C Preferred Stock, par value $0.01 per share (“Series C Preferred Stock”), and shares of our Series J-1 Preferred Stock, par value $0.01 per share (together with the Series C Preferred Stock, the “Preferred Stock”) as of the close of business on December 30, 2020 (the “Record Date”).

The enclosed Information Statement is being furnished to you to inform you that the Action has been approved by the stockholders holding a majority of voting power with respect to the Action and the approval of the Action will become effective when we file the Amendment with the Secretary of State of the State of Delaware. For the avoidance of doubt, the Amendment will not be filed with the Secretary of State of the State of Delaware on a date that is earlier than 20 days after this Information Statement is first mailed to our stockholders. This Information Statement also constitutes notice under Section 228 of the Delaware General Corporation Law that the Action was approved by the written consent of the Majority Stockholders. The Board is not soliciting your proxy in connection with the adoption of these resolutions and proxies are not requested from stockholders. You are urged to read the Information Statement in its entirety for a description of the action taken by the majority stockholders.

The enclosed Information Statement was mailed on or about December     , 2020 to stockholders of record on the Record Date.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.

By Order of the Board of Directors,

/s/ Anthony J. Cataldo
Anthony J. Cataldo
Chairman and Chief Executive Officer
December 30, 2020

GT BIOPHARMA, INC.
9350 Wilshire Blvd, Suite 203
Beverly Hills, CA 90212

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

This Information Statement is to notify our stockholders that (a) on December 30, 2020, the Board of Directors (the “Board”) of GT Biopharma, Inc., a Delaware corporation (the “Company” “we,” “us” or “our”) and (b) on December      , 2020, the holders of at least a majority of our common stock, par value $0.001 per share (the “common stock”) and Preferred Stock (as defined herein), voting together as a single class in accordance with their respective voting rights, each adopted resolutions by written consent, which approve an amendment to our restated certificate of incorporation (as amended, the “Certificate of Incorporation”) to effect a reverse stock split (the “Reverse Split”) of our common stock at a ratio to be determined by the Board prior to the effective time of the Amendment (as defined herein) of not less than 1-for-5 and not more than 1-for-30 (the “Action”). The Reverse Split will be effected by filing a Certificate of Amendment to the Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware.

The enclosed Information Statement is being furnished to holders of shares of our common stock, shares of our Series C Preferred Stock, par value $0.01 per share (“Series C Preferred Stock”), and shares of our Series J-1 Preferred Stock, par value $0.01 per share (together with the Series C Preferred Stock, the “Preferred Stock”) as of the close of business on December 30, 2020, the record date set in connection with this Information Statement (the “Record Date”), pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and Section 2.9 of our Restated Bylaws (the “Bylaws”).

Vote Required

Under Delaware law, our Certificate of Incorporation and Bylaws, approval of stockholders holding shares representing no less than the majority of voting power with respect to the Action (inclusive of holders of outstanding shares of common stock entitled to vote, or outstanding shares of Preferred Stock entitled to vote on an as converted basis or otherwise, voting together as a single class) is entitled to approve the Action.

As of the Record Date, there were (a) 83,723,370 shares of common stock, (b) 96,230 shares of Series C Preferred Stock and (c) 2,353,552 shares of Series J-1 Preferred Stock issued and outstanding, which common stock and Preferred Stock had the following voting rights with respect to the Action:

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Each share of our outstanding common stock was entitled to one vote on the Action.

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Holders of the outstanding shares of Series C Preferred Stock were entitled to an aggregate of          votes on the Action as of the Record Date (voting together, as a single class, with the holders of common stock and Series J-1 Preferred Stock). The number of votes to which holders of Series C Preferred Stock were entitled was determined by multiplying the number of shares into which the Series C Preferred Stock may be converted as of the Record Date (which was a total of 111 shares of common stock) by a “voting power fraction” that may not be greater than one.

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Each holder of Series J-1 Preferred Stock was entitled to the number of votes equal to the number of shares of common stock into which the shares of Series J-1 Preferred Stock held by such holder could be converted as of the Record Date (voting together, as a single class, with the holders of common stock and Series C Preferred Stock). Each share of our Series J-1 Preferred Stock was, as of the Record Date, convertible into five shares of our common stock, subject to a “blocker provision” which prohibits conversion if such conversion would result in the holder being the beneficial owner of in excess of 9.99% of our common stock.

Accordingly, as of the Record Date, outstanding shares represented 85,476,039 votes, consisting of 83,723,370 votesattributable to common stock, 111 votes attributable to Series C Preferred Stock and 1,752,558 attributable to Series J-1 Preferred Stock (which amount is limited by the blocker provision described above).

On December     , 2020, the holders of      shares of common stock and      shares of Preferred Stock, voting together as a single class in accordance with their respective voting rights (the “Majority Stockholders”) executed the written consent of the Majority Stockholders approving the Action pursuant to the Amendment.

Effective Date of Action by Written Consent of Majority Stockholders

Pursuant to Rule 14c-2 promulgated under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), the earliest date that the corporate actions being taken pursuant to the written consent of the Majority Stockholders can become effective is 20 days after the first mailing or other delivery of this Information Statement. After the foregoing 20-day period, we plan to file the Amendment with the Secretary of State of the State of Delaware, which filing will result in the Reverse Split becoming effective. We recommend that you read this Information Statement in its entirety for a full description of the Action.

No Appraisal Rights

Neither Delaware law, including the DGCL, nor our Certificate of Incorporation provide for dissenter’s rights of appraisal, and the Company will not independently provide our stockholders with any such rights, in connection with Action discussed in this Information Statement.

Interests of Certain Persons

No person who has been a director or officer of the Company at any time since the beginning of the last fiscal year has any substantial interest, direct or indirect, in any matter discussed in this Information Statement which differs from that of other stockholders of the Company.

Costs of the Information Statement

We are mailing this Information Statement and will bear the costs associated therewith. We are not making any solicitations. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our common stock and Preferred Stock held of record by them, and will reimburse such persons for their reasonable charges and expenses in connection therewith.

ACTION - REVERSE SPLIT

Our Board and the Majority Stockholders approved the Reverse Split, which will be effected by filing the Amendment with the Secretary of State of the State of Delaware substantially in the form set forth on Appendix A. Our Board is authorized to effect a reverse stock split of our common stock at a ratio to be determined by our Board prior to the Effective Time of the Amendment of not less than 1-for-5 and not more than 1-for-30.

Our Board reserves the right to elect to abandon the Reverse Split if it determines, in its sole discretion, that the Reverse Split is no longer in the best interests of the Company and its stockholders.

Reasons to Effect a Reverse Split

Potential for listing on NASDAQ

Our common stock is currently quoted on the OTCQB, one of the OTC Markets Group over-the-counter markets, which is not a national securities exchange. In connection with our financing activities, our Board intends to apply for the listing of our common stock on the NASDAQ Stock Market (“NASDAQ”) or a similar national stock exchange. One of the key requirements for initial listing on NASDAQ is that our common stock must meet certain minimum bid price requirements, which requirements our common stock currently does not meet. The Reverse Split is intended, in part, to help the Company meet the minimum bid price requirements for a potential up-listing on NASDAQ.

If our common stock is listed on NASDAQ, the liquidity of our common stock and coverage of our company by security analysts and media could be increased, which could result in higher prices for our common stock than might otherwise prevail while our common stock traded on the OTCQB, lowered spreads between the bid and asked prices for our common stock and lower transaction costs inherent in trading such shares. Additionally, certain investors will only purchase securities that are listed on a national securities exchange. As a result, a listing on NASDAQ may increase our ability to raise funds through the issuance of our common stock or other securities convertible into our common stock in the future from a larger pool of potential investors.

Although we believe that the Reverse Split would, at least initially, allow us to meet minimum bid price requirements for initial listing on NASDAQ, the effect of the Reverse Split on the price of our common stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in similar circumstances is varied. As a result, there can be no assurance that:

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the price of our common stock would rise in proportion to the reduction in the number of shares of our common stock outstanding following the Reverse Split;

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even if the Reverse Split is initially successful in raising the price of our common stock, we would be successful in maintaining the minimum bid price of our common stock above the levels needed to achieve, and maintain, listing on NASDAQ for any extended period of time;

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even if the price of our common stock satisfies the minimum bid price requirements for initial listing on NASDAQ, that we would be able to meet, or continue to meet, the other initial and continued listing standards for NASDAQ;

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even if we are able to meet all initial standards for NASDAQ that we will be approved for listing; or

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if we achieve listing of our common stock on NASDAQ, that our common stock would not be delisted by NASDAQ for failure to meet other continued listing standards in the future.

Moreover, while it is the current intent of our Board to apply for listing of our common stock on NASDAQ, there can be no assurance that the Board will not later decide that pursuing such listing is not in the best interests of the Company and its stockholders.

Additionally, even though a Reverse Split, by itself, would not impact the Company’s assets or prospects, the Reverse Split could be followed by a decrease in the aggregate market value of our common stock. The price of our common stock will also continue be based also on other factors that are unrelated to the number of shares outstanding, including our future performance.

Potential Increased Investor Interest

Our Board believes that a higher share price for our common stock could also help generate investor interest in the Company. At its currently low price, our common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients, and analysts at many such firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Many investment funds may also be reluctant to invest in lower priced stocks and some potential investors may be prohibited from investing “penny stocks” (as discussed in more detail below). Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Furthermore, various regulations and policies restrict the ability of stockholders to borrow against or “margin” low-priced stock and declines in the stock price below certain levels may trigger unexpected margin calls.

Notwithstanding the foregoing, the liquidity of our common stock may be adversely affected by the Reverse Split as a result of fewer shares of common stock being outstanding after giving effect to the Reverse Split. However, the Board believes that the anticipated higher bid price will reduce, to some extent, the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

Our common stock is also currently deemed to be a “penny stock” (as defined in Rule 3a51-1 under the Exchange Act) and subject to the penny stock rules of the Exchange Act specified in rules 15g-1 through 15g-100. Such rules require broker-dealers, before effecting transactions in a penny stock, to meet certain additional disclosure requirements to their customers. The additional burdens imposed upon broker-dealers by such requirements can discourage broker-dealers from making a market, seeking or generating interest in our common stock and otherwise effecting transactions in our common stock, which can limit the market liquidity of our common stock and the ability of investors to trade our common stock.

Moreover, The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require a broker-dealer to have reasonable grounds for believing that the investment is suitable for that customer before recommending an investment to a customer. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may also limit which the market liquidity of our common stock and the ability of investors to trade our common stock.

If we are able to increase the price of our common stock through implementation of the Reverse Split (and, subsequently, achieve listing of our common stock on NASDAQ), our common stock may no longer be deemed a penny stock, or be considered speculatively low priced for purposes of FINRA Rules, and the burdens and limitations described above may be lifted.

Potential Effects of the Proposed Reverse Split

General

Upon effectiveness of the Reverse Split, our outstanding common stock will be combined, such that up to 30 shares of existing common stock will be combined into one new share of common stock. As of the Record Date, the Company had 83,723,223 shares of our common stock outstanding, against a total of 750,000,000 authorized shares. As a result, the Reverse Split, if and when effected by the Board, will decrease the Company’s issued and outstanding shares of common stock. The table below shows, as of the Record Date, the number of outstanding shares of common stock that would result from the Reverse Split (without giving effect to the treatment of fractional shares) if our Board were to approve a Reverse Split in the ratio of 1-for-5 (the lower end of the authorized range), 1-for-20 (a midpoint of the authorized range) or 1-for-30 (the maximum authorized range).

Reverse Split Ratio	Approximate Number of Outstanding Shares of Common Stock Following the Reverse Split
1-for-5	16,744,674
1-for-20	4,186,169
1-for-30	2,790,779

Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of the Company’s issued and outstanding common stock immediately following the Reverse Split as such stockholder holds immediately prior to the Reverse Split. The Reverse Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company or proportionate voting power (subject to the treatment of fractional shares). The Amendment will also not change the terms of our common stock, which will continue to have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock currently outstanding. Our common stock will also remain duly authorized, fully paid and non-assessable.

Establishing the Ratio

The Board believes that the ability to determine the timing and to set the ratio within a range will provide it with the flexibility to implement the Reverse Split in a manner that maximizes the anticipated benefits for the Company and our stockholders. In determining whether to implement the Reverse Split and the specific ratio for the Reverse Split, the Board may consider, among other things, factors such as:

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the historical trading price and trading volume of our common stock.

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the prevailing trading price and trading volume of our common stock, and the anticipated impact of the Reverse Split on the trading market for our common stock.

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the anticipated impact of the Reverse Split on the Company’s ability to raise additional financing.

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the initial listing requirements of NASDAQ, including the minimum bid price, the minimum number of round-lot holders and the minimum number of publicly held shares. and

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the number of authorized shares of common stock available for issuance pursuant to the Company’s obligations under outstanding Preferred Stock, convertible notes and debentures, warrants, options and other convertible securities.

Impact on Shares of Common Stock Available for Future Issuance

Currently, we are authorized to issue up to 750,000,000 shares of common stock, of which 83,723,370 shares were issued and outstanding as of the Record Date. In connection with the Reverse Split, our Board has determined to keep the total number of authorized shares of common stock the same under our Certificate of Incorporation after giving effect to the Reverse Split. As a result, we will have the ability to issue a greater percentage of our common stock in relation to our outstanding shares after the Reverse Split than we currently have.

The additional shares of common stock authorized for issuance would have the same rights and privileges under our Certificate of Incorporation as the shares of common stock currently authorized for issuance. Holders of the Company’s common stock do not have preemptive rights to subscribe for and purchase any new or additional issues of common stock or securities convertible into common stock.

Our Board believes that the availability of additional authorized shares of common stock is in the best interests of the Company and its stockholders and will provide us with additional flexibility, including having shares available for issuance for such corporate purposes as the Board may determine in its discretion, including, without limitation:

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exercise or conversion of securities convertible into, or exercisable for, shares of common stock (including the outstanding Preferred Stock, convertible notes and debentures, warrants, options and other convertible securities);

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future acquisitions;

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investment opportunities;

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stock dividends or other distributions;

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issuance in connection with compensation arrangements, including pursuant to future equity compensation plans; and

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future financings and other corporate purposes.

Although the Company is actively discussing financing alternatives which may result in the issuance of additional shares of common stock, the Company has no such plans, proposals, or arrangements, written or otherwise, at this time to issue any of the newly available authorized shares of common stock (except shares of common stock that may be issued upon conversion or exercise of outstanding Preferred Stock, convertible notes and debentures, warrants, options and other convertible securities).

No further stockholder approval is required to issue any additional shares of common stock. Any issuance of additional shares of common stock could have the effect of diluting any future earnings per share and book value per share of the outstanding shares of our common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company.

Anti-Takeover Effects

Although not designed or intended for such purposes, the overall effect of keeping the number of our authorized shares of common stock the same under our Certificate of Incorporation after giving effect to the Reverse Split could be to enable our Board to render more difficult or discourage an attempt to obtain control of the Company that may be favored by a majority of stockholders and/or that may provide an above market premium to our stockholders, since the additional shares could be issued to purchasers who support our Board and are opposed to a takeover.

Our Board’s determination to keep the number of our authorized shares of common stock the same under our Certificate of Incorporation after giving effect to the Reverse Split is not prompted by any specific effort or perceived threat of takeover. We are not currently aware of any pending or proposed transaction involving a change of control. Nor is the change in authorized shares of common stock a plan by the Board or management to adopt a series of amendments to the Company’s certificate of incorporation or Bylaws to institute an anti-takeover provision. The Company does not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

Potential Odd Lots

The Reverse Split could result in some stockholders holding less than 100 shares of common stock and as a consequence may incur greater costs associated with selling such shares. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis than the cost of transactions in even multiples of 100 shares.

Accounting Matters

The Reverse Split would not affect the par value of our common stock, which will remain $0.001 per share of common stock. As a result, upon effectiveness of the Reverse Split, the stated capital on our balance sheet attributable to the common stock will be reduced in proportion to the fraction by which the number of shares of common stock are reduced, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be retroactively increased for each period because there will be fewer shares of our common stock outstanding.

No Going Private Transaction

The Reverse Split is not intended as a “going private transaction” within the meaning of Rule 13e-3 under the Exchange Act.

Effect on Preferred Stock

Upon the effectiveness of the Reverse Split, the conversion price at which our Series C Preferred Stock is convertible into common stock will be automatically proportionately adjusted. Holders of all of our outstanding Series J-1 Preferred Stock have also agreed that the conversion price at which such stock is convertible into common stock will be proportionally adjusted (in lieu of a combination of the outstanding shares of Series J-1 Preferred Stock at the same ratio as our common stock). As a result, the proportionate voting rights and other rights of the holders of our Preferred Stock will not be affected by the Reverse Split.

Effect on Options and Warrants

Upon effectiveness of the Reverse Split, all outstanding options and warrants will be adjusted to reflect the Reverse Split. The number of shares of common stock that the holders of outstanding options and warrants may purchase upon exercise of their options and warrants may decrease, and the exercise prices of such options and warrants will increase, in proportion to the fraction by which the number of shares of common stock underlying such options and warrants are reduced as a result of the Reverse Split, resulting in the same aggregate price being required to be paid as would have been paid immediately preceding the Reverse Split.

Registration and Trading of our Common Stock

Our common stock is currently registered under Section 12(g) of the Exchange Act, and we are subject to periodic reporting and other requirements of the Exchange Act. If the Board determines to implement the Reverse Split, the Reverse Split will not affect the registration of our common stock under the Exchange Act or our obligation to publicly file financial and other information with the Securities and Exchange Commission (the “SEC”). If a Reverse Split is implemented, our common stock will begin trading on a post-split basis after the Effective Time. We will announce the Effective Time and timing for post-split trading to commence in a press release at the time of implementation. On the date that our common stock begins trading on a post-split basis, we expect that our trading symbol as quoted on the OTCQB will change to “GTBPD.”  The “D” will be removed 20 business days from that date, and the symbol will revert to the original symbol of “GTBP.”  In connection with the Reverse Split, the Company’s CUSIP number (which is an identifier used by participants in the securities industry to identify our common stock) will change to a number that will also be announced in such press release.

Effectiveness of Amendment

If implemented, the Reverse Split will be effective upon filing of the Amendment with the Secretary of State of the State of Delaware or such other time as specified in such Amendment (the “Effective Time”) without any action on the part of our stockholders and without regard to the date that any stock certificates representing the stock prior to the Reverse Split are physically surrendered. For the avoidance of doubt, the Amendment will not be filed with the Secretary of State of the State of Delaware on a date that is earlier than 20 days after this Information Statement is first mailed to our stockholders. The Amendment will be in substantially the form attached to this Information Statement as Appendix A.

Exchange of Book-Entry Shares

Upon effectiveness of the Reverse Split, stockholders whose shares are uncertificated and held in “street name” with a broker or other nominee, either as direct or beneficial owners, will have their holdings automatically exchanged by their brokers to give effect to the Reverse Split. In addition, stockholders whose shares are held in book-entry form on the books of our transfer agent, Computershare, will have their holdings automatically exchanged by Computershare to give effect to the Reverse Split. Computershare will issue new statements of holdings following such exchange.

Exchange of Shares held in Certificate Form

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM OUR TRANSFER AGENT.

Stockholders holding shares of our common stock in certificated form will be sent a transmittal letter by Computershare after the Effective Time to be used in forwarding their certificates for surrender and exchange for the whole number of new shares of our common stock that such stockholder is entitled to receive as a result of the Reverse Split. For ease of stockholder record-keeping, we ask that Computershare provide instructions for the exchange of those certificates into book-entry shares in lieu of certificates. The book-entry shares would be held in a separate account on the books of our transfer agent for the benefit of each stockholder. Each stockholder who surrenders certificates will receive a book-entry account statement reflecting the shares of our common stock to which such stockholder is entitled as a result of the Reverse Split, or in lieu thereof, such stockholder may elect to receive new certificates representing the shares of our common stock to which he or she is entitled as a result of the Reverse Split. No book-entry shares or new certificates will be issued to a stockholder until the stockholder has surrendered his or her outstanding certificate(s) together with the properly completed and executed transmittal form. Stockholders of record will receive a check from Computershare representing the cash amount due upon surrender of the certificates representing any fractional shares.

Fractional Shares

Stockholders will not receive fractional post-Reverse Split shares in connection with the Reverse Split. Instead, Computershare will aggregate all fractional shares of common stock and arrange for them to be sold as soon as practicable after the Effective Time at the then prevailing prices on the open market on behalf of those stockholders who would otherwise be entitled to receive a fractional share. The Company expects that the transfer agent will cause the sale to be conducted in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of common stock. After completing the sale, stockholders will receive a cash payment from the transfer agent in an amount equal to the stockholder’s pro rata share of the total net proceeds of these sales. No transaction costs will be assessed on the sale. However, the proceeds will be subject to certain taxes as discussed below. In addition, stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date a stockholder receives payment for the cashed-out shares.

After the Reverse Split, stockholders will have no further interests in the Company with respect to their cashed-out fractional shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

Federal Income Tax Consequences of the Reverse Split

The following discussion is a general summary of certain U.S. federal income tax consequences of the Reverse Split to the holders of our common stock and/or Preferred Stock and does not describe all of the income tax consequences that may be relevant to U.S. Holders (as defined herein) in light of their particular circumstances, including alternative minimum tax and Medicare contribution tax consequences. This discussion applies only to holders of common stock and/or Preferred Stock who hold such common stock and/or Preferred Stock as capital assets for U.S. federal income tax purposes.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations each as in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion is for general information purposes only and the tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment, including without limitation, holders who are brokers or dealers in securities, regulated investment companies, real estate investment trusts, traders in securities that use a mark-to-market method of tax accounting, persons other than U.S. Holders, U.S. Holders whose functional currency is not the U.S. dollar, insurance companies, tax-exempt or governmental organizations, banks, financial institutions, U.S. Holders that hold our stock through a non-U.S. entity or non-U.S. account, or through an individual retirement or other tax-deferred account, U.S. holders who hold stock as part of a hedge, straddle, wash sale, conversion or constructive sale, or other integrated transaction, U.S. Holders that use the accrual method of accounting that are required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements, U.S. expatriates (as defined in the Code), S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes or a person that holds our stock through such entities, or U.S. Holders who acquired the common stock and/or Preferred Stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

The following discussion also does not address the tax consequences of the Reverse Split under foreign, state or local tax laws, or under any U.S. federal tax laws relating to taxes other than U.S. federal income taxes (such as estate and gift taxes). Accordingly, each stockholder should consult his or her tax advisor to determine the particular tax consequences to him or her of a reverse stock split, including the application and effect of U.S. federal, state, local and/or foreign income tax and other laws.

This disclosure applies to you if you are a U.S. Holder. You are a “U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of our common stock or Preferred Stock that is:

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a citizen or individual resident of the United States, as defined for U.S. federal income tax purposes;

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a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state therein or the District of Columbia;

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an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust or (ii) it has a valid election in place under applicable Treasury regulations to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its own tax advisor as to its tax consequences of the Reverse Split.

This summary of certain U.S. federal income tax consequences is for general information only and is not tax advice. Each beneficial owner of our common stock or Preferred Stock is urged to consult its own tax advisor with respect to the application of U.S. federal income tax laws to its particular situation, as well as any tax consequences arising under the U.S. federal estate or gift tax laws or the Medicare tax on net investment income, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Generally, a reverse stock split will not result in the recognition of gain or loss by a U.S. Holder of shares of our common stock for U.S. federal income tax purposes, except to the extent of cash received in lieu of fractional shares. The aggregate adjusted basis of the new shares of common stock will be the same as the aggregate adjusted basis of the common stock exchanged for such new shares, reduced by any basis allocated to the fractional share(s) for which cash is received. The holding period of the post-Reverse Split shares of the common stock resulting from implementation of the Reverse Split generally will include the stockholder’s respective holding periods for the pre-Reverse Split shares of common stock. A U.S. Holder who receives cash in lieu of fractional shares generally will recognize taxable gain or loss equal to the amount of cash received and such U.S. Holder’s tax basis allocated to the fractional share, provided that the receipt of cash is, for U.S. federal income tax purposes, (i) “not essentially equivalent” to a dividend, (ii) a “substantially disproportionate” redemption of stock (generally defined as a greater than 20 percent reduction in a U.S. Holder’s voting stock), or (iii) in complete termination of the U.S. Holder’s interest. Although we expect that the receipt of cash in lieu of fractional shares pursuant to the Reverse Split would be “not essentially equivalent” to a dividend, such determination must be made with respect to each U.S. Holder’s particular facts and circumstances.

If the receipt of cash by a U.S. Holder does not meet one of the three tests above, the receipt of cash will be treated as a dividend to such U.S. Holder to the extent of our earnings and profits as determined under U.S. federal tax principles. To the extent the cash exceeds our earnings and profits, it will first be treated as a tax-free return of the U.S. Holder’s tax basis and then as capital gain.

Gain or loss, if any, realized by a U.S. Holder on the receipt of cash in lieu of fractional shares will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period with respect to the fractional share (taking into account the holding periods for pre-Reverse Split shares of common stock) is more than one year. Long-term capital gains recognized by non-corporate taxpayers are subject to reduced rates, while the deductibility of capital losses is subject to significant limitations.

As described above under “Potential Effects of the Proposed Reverse Split—Effect on Preferred Stock,” the conversion price of our Preferred Stock will be adjusted proportionally with the exchange ratio of the Reverse Split. Under Section 305(c) of the Code, an adjustment (or a failure to make an adjustment) to the conversion ratio that has the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings may, in some circumstances, result in a deemed distribution to a U.S. Holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide, reasonable, adjustment formula that has the effect of preventing the dilution of the interest of the holders of our Preferred Stock, however, generally will not be deemed to result in a distribution to a U.S. Holder.

We expect that the conversion price adjustment made in connection with the Reverse Split will be treated as being made pursuant to such a bona fide, reasonable, adjustment formula and will not be deemed to result in a distribution. However, there can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not challenge this position. If the IRS successfully asserts that such an adjustment was made in a manner that is not considered to be pursuant to such a bona fide, reasonable, adjustment formula, a U.S. Holder of any of our Preferred Stock may be deemed to have received a distribution even though the U.S. Holder of our Preferred Stock has not received any cash or property as a result of such adjustment. Any such deemed distribution will be taxable as a dividend, return of capital or capital gain in accordance with the Code. U.S. Holders of our Preferred Stock are urged to consult their tax advisors concerning the tax treatment of such constructive dividends.

Payments of cash in lieu of fractional shares to a U.S. Holder that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is an exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that such U.S. Holder is not subject to backup withholding. If a U.S. Holder is subject to backup withholding, a paying agent within the United States will be required to withhold at the applicable statutory rate, currently 24%. U.S. Holders who are required to establish their exempt status generally must provide a properly completed IRS Form W-9. The amount of any backup withholding from a payment to a U.S. Holder is not an additional tax and will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely and accurately furnished to the IRS. U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

The tax discussion set forth above is included for general information only. U.S. Holders should consult with their own tax advisors to determine their particular tax consequences with respect to the Offers, including the applicability and effect of state, local and non-U.S. tax laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock and Preferred Stock as of December 30, 2020 (a) by each person known by us to own beneficially 5% or more of any class of our voting securities, (b) by each of our Named Executive Officers, (c) by each of our directors and (d) by all our current executive officers and directors as a group. As of the Record Date, there were (a) 83,723,370 shares of common stock, (b) 96,230 shares of Series C Preferred Stock and (c) 2,353,552 shares of Series J-1 Preferred Stock issued and outstanding.

Shares of common stock subject to stock options, Preferred Stock, convertible notes and debentures and warrants that are currently exercisable or convertible, or exercisable or convertible within 60 days of the Record Date, are deemed to be outstanding for purposes of computing the percentage ownership of that person but are not treated as outstanding for computing the percentage ownership of any other person. Unless indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Except as otherwise indicated, the address of each stockholder is c/o GT Biopharma, Inc. at 9350 Wilshire Blvd., Suite 203, Beverly Hills, CA 90212.

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned	Percentage of Class Outstanding	Shares of Series J-1 Preferred Stock Beneficially Owned(2)	Percentage of Class Outstanding

Security Ownership of Certain Beneficial Owners:
Alpha Capital Anstalt(3)	7,648,430(4)	9.99%(5)	—
Bristol Capital, LLC(6)	—(7)	—	1,575,324	66.9%
Bristol Investment Fund, Ltd.(6)	6,619,779(8)	9.99%(9)	778,224	33.1%
James Heavener(10)	7,648,430(11)(16)	9.99%(17)	—	—
Adam Kasower	7,625,485(11)	9.96%
Bigger Capital Fund, LP(12)	4,500,000(11)	5.88%	—	—
District 2 Capital Fund LP(13)	4,289,077(11)	5.60%	—	—
GT Bio Partners LLC(14)	7,500,000(11)	9.80%	—	—
Kevin Young	5,000,000(11)	6.53%	—	—
Red Mango Enterprises Limited(15)	7,648,430(10)(16)	9.99%(17)	—	—
The Rosalinde and Arthur Gilbert Foundation(18)	7,648,430(10)(16)	9.99%(17)	—	—
The RSZ Trust(19)	5,938,566(11)	7.76%	—	—
Steven Weldon	4,500,000	5.89%

Security Ownership of Management and Directors:
Anthony J. Cataldo	7,013,345	9.16%	—	—
Executive officers and directors as a group - 4 people	7,013,345	9.16%	—	—

(1)
The Company is not aware of any holder beneficially owning in excess of 5% of the outstanding shares of Series C Preferred Stock.

(2)
Each holder of Series J-1 Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of Series J-1 Preferred Stock held by such holder could be converted as of the Record Date (voting together, as a single class, with the holders of common stock and Series C Preferred Stock). Each share of our Series J-1 Preferred Stock is currently convertible into five shares of our common stock, subject to a “blocker provision” which prohibits conversion if such conversion would result in the holder being the beneficial owner of in excess of 9.99% of our common stock.

(3)
The address of Alpha Capital Anstalt (“Alpha Capital”) is Lettstrasse 32, FL-9490 Vaduz, Furstentums, Liechtenstein. We have been advised Konrad Ackermann exercises voting and investment power over securities held by Alpha Capital.

(4)
As reported on Schedule 13G/A filed with the SEC on January 16, 2020, Alpha Capital holds shares of our common stock plus other securities that are convertible or exercisable for shares of our common stock only if such conversion or exercise does not result in Alpha Capital (together with its affiliates) holding more than 9.99% of our outstanding shares of common stock. The full conversion or exercise of such securities of the Company held by Alpha Capital would exceed such beneficial ownership limitation. This represents the maximum number of shares of common stock that Alpha Capital could beneficially own as of the Record Date.

(5)
Calculated based on the maximum number of shares of common stock that Alpha Capital could have beneficially owned on the Record Date following conversion or exercise of securities held by Alpha Capital, subject to the beneficial ownership limitation described in note (4) above.

(6)
Paul Kessler, as manager of Bristol Capital Advisors, LLC, the investment advisor to Bristol Investment Fund, Ltd. (“BIF”), has voting and investment control over the securities held by BIF. Mr. Kessler, as manager of Bristol Capital, LLC (“Bristol Capital”), also has voting and investment control over the securities held by Bristol Capital. Mr. Kessler disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. The address of Bristol Capital Advisors, LLC is 662 N. Sepulveda Blvd., Suite 300, Los Angeles, California 90049.

(7)
As reported on Schedule 13G filed with the SEC on June 10, 2020. Excludes shares of our common stock that may be issued upon conversion of the Series J-1 Preferred Stock held by Bristol Capital. Such Series J-1 Preferred Stock may be converted into shares of our common stock only if such conversion does not result in Bristol Capital (together with its affiliates, including BIF) holding more than 9.99% of our outstanding shares of common stock.

(8)
As reported on Schedule 13G filed with the SEC on June 10, 2020. As disclosed in the Schedule 13G, BIF also holds Series J-1 Preferred Stock and convertible notes which may be converted into shares of our common stock only if such conversion does not result in BIF (together with its affiliates, including Bristol Capital) holding more than 9.99% of our outstanding shares of common stock. The full conversion of such securities would exceed such beneficial ownership limitation. As of the Record Date, the maximum number of shares of common stock that BIF could beneficially own was 7,648,430 shares.

(9)
Calculated based on the maximum number of shares of common stock that BIF could have beneficially owned on the Record Date following conversion of the Series J-1 Preferred Stock or convertible notes, subject to the beneficial ownership limitation described in note (8) above.

(10)
The address of Mr. Heavener is 3300 University Blvd, Suite 218 Winter Park, FL 32792.

(11)
Represents or includes shares of common stock that may be issuable to the stockholder upon conversion of certain convertible notes or other securities that are convertible into, or exercisable for, shares of our common stock and excludes additional shares of common stock that may be issuable to the stockholder (i) in lieu of cash payments of interest on convertible notes or (ii) in connection with any default amounts with respect to convertible notes. Such convertible notes are only convertible if such conversion does not result in the stockholder (together with its affiliates) holding more than 9.99% of our outstanding shares of common stock.

(12)
We have been advised that Michael Bigger exercises voting and investment power over the securities held by Bigger Capital Fund, LP.

(13)
We have been advised that Eric H Schlanger exercises voting and investment power over the securities held by District 2 Capital Fund LP.

(14)
We have been advised that Philip G. Werthman exercises voting and investment power over the securities held by of GT Bio Partners LLC.

(15)
We have been advised that Chi Kan Tang exercises voting and investment power over the securities held by Red Mango Enterprises Limited.

(16)
The full conversion or exercise of convertible notes or other securities convertible into, or exercisable for, our common stock held by the stockholder would exceed the beneficial ownership limitation described in note (11) above. This represents the maximum number of shares of common stock that the stockholder could beneficially own as of the Record Date.

(17)
Calculated based on the maximum number of shares of common stock that the stockholder could have beneficially owned on the Exercise Date following conversion or exercise of convertible notes or other securities convertible into, or exercisable for, our common held by the stockholder, subject to the beneficial ownership limitation described in note (11) above.

(18)
We have been advised that Martin H. Blank exercises voting and investment power over the securities held by The Rosalinde and Arthur Gilbert Foundation.

(19)
We have been advised that Richard Ziman exercises voting and investment power over the securities held by RSZ Trust.

ADDITIONAL INFORMATION

Householding Matters

If you and one or more stockholders share the same address, it is possible that only one Information Statement was delivered to your address. Any registered stockholder who wishes to receive a separate copy of the Information Statement at the same address now or in the future may mail a request to receive separate copies to the Company at 9350 Wilshire Blvd, Suite 203, Beverly Hills, California 90212, or call the Company at (800) 304-9888, and the Company will promptly deliver the Information Statement to you upon your request. Stockholders who received multiple copies of this Information Statement at a shared address and who wish to receive a single copy may direct their request to the same address.

Available Information

Please read all the sections of this Information Statement carefully. The Company is subject to the reporting and informational requirements of the Exchange Act and in accordance therewith, files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information filed by the Company with the SEC may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Copies of this material also may be obtained from the SEC at prescribed rates. The SEC’s EDGAR reporting system can also be accessed directly at www.sec.gov.

By Order of the Board of Directors,

 /s/ Anthony J. Cataldo
Anthony J. Cataldo
Chairman and Chief Executive Officer
Beverly Hills, CA
December 30, 2020

Appendix A

Form of Amendment to the Certificate of Incorporation

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

GT Biopharma, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted a resolution by the unanimous written consent of its members proposing and declaring fair, reasonable and advisable and in the best interest of the Company and its stockholders the following amendment to the Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) and recommending that the stockholders of the Corporation consider and approve the resolution. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation be amended by replacing in its entirety the first paragraph of Article FOURTH so that, as amended, the paragraph shall be and read as follows:

“I. COMMON STOCK

Upon this Certificate of Amendment becoming effective pursuant to the Delaware General Corporation Law (the “Effective Time”), each [insert number between 5 and 30, inclusive, as approved by the Board] shares of Common Stock issued and outstanding (the “Old Common Stock”) immediately prior to the Effective Time shall automatically without further action on the part of the Company or any holder of Old Common Stock, be combined and changed into one (1) duly authorized, fully paid and non-assessable share of new common stock (the “New Common Stock”) (the “Stock Combination”). From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of whole shares of New Common Stock into which such Old Common Stock shall have been combined pursuant to this Certificate of Amendment. There shall be no fractional shares issued with respect to the New Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to the Corporation’s transfer agent (the “Transfer Agent”), as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all fractional interests will be effected by the Transfer Agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the applicable New Common Stock at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the Transfer Agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests. After giving effect to the Stock Combination, the Company is authorized to issue a total of 750,000,000 shares of Common Stock, $0.001 par value per share. Dividends may be paid on the Common Stock as and when and if declared by the Board of Directors, out of any funds of the Company legally available for the payment of such dividends, and each share of Common Stock will be entitled to one vote on all matters on which such stock is entitled to vote.”

SECOND: That in lieu of a meeting and vote of all of the stockholders, the stockholders holding shares representing no less than the majority of voting power with respect to the matters to be acted upon (inclusive of holders of outstanding shares of Common Stock entitled to vote, or outstanding shares of Preferred Stock entitled to vote on an as converted basis or otherwise, voting together as a single class) have given consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this ____ day of ___, 2021.

By: ___________________________________
Name: Michael Handelman
Title: Chief Financial Officer

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